Exhibit 5.1

MORRISON & FOERSTER LLP
Los Angeles, California

December 5, 2006

Genius Products, Inc.
740 Lomas Santa Fe, Suite 210
Solana Beach, California 92075

Ladies and Gentlemen:

At your request, we have examined the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 executed by you on December 5, 2006, and to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an additional 6,000,000 shares of your common stock, $0.0001 par value per share (the “Additional Shares”), reserved for issuable under the Genius Products, Inc. Amended and Restated 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”).

As your counsel in connection with the Post-Effective Amendment No. 1 to the Registration Statement, we have examined the proceedings taken by you in connection with the authorization of the issuance of the Additional Shares under the 2004 Stock Incentive Plan, and such documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the Additional Shares issuable under the 2004 Stock Incentive Plan, when issued and outstanding, will be validly issued, fully paid and non-assessable shares of common stock.

We consent to the use of this opinion as an exhibit to the Post-Effective Amendment No. 1 to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP